Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2026, with respect to the consolidated financial statements and internal control over financial reporting of Sonic Automotive, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in these Post-Effective Amendments to the Registration Statements on Form S-8. We consent to the incorporation by reference of the aforementioned reports in these Post-Effective Amendments to the Registration Statements on Form S-8.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
May 5, 2026